Exhibit 99.1

Artificial Life, Inc. Receives new Funding

Hong Kong, March 18, 2004 - Hong Kong based Artificial Life, Inc. (OTC: ALIF) a leading provider of intelligent agent based mobile and Internet technology and applications today announced that it has received new funding.

Artificial Life, Inc. has successfully completed a round of private placements by selling 2,335,435 shares of its common stocks and issuing options to purchase 800,000 of its common shares to several private and institutional investors for an aggregate consideration of $413,500. The total number of common shares outstanding after these transactions is 17,885,937. The shares sold are restricted from public resale for 12 months (according to rule 144).


"We are pleased to see the regained confidence and interest of investors in our technology and company. We have re-positioned Artificial Life, Inc. as a technology and application provider in the fast growing 2G and 3G mobile applications markets especially in Asia and Europe and are now seeing the first positive results and revenues from these efforts. We intend to use the new funds raised to support operations, further product development in the mobile area and the global roll out and sales of our new product lines" said Eberhard Schoeneburg, CEO of Artificial Life, Inc.

About Artificial Life

Founded in Boston in 1994 and registered in Delaware, Artificial Life, Inc. (OTC: ALIF - NEWS) is a public US corporation headquartered in Hong Kong and a leading global provider of intelligent agent Internet and mobile computing technology, content and applications (WWW.ARTIFICIAL-LIFE.COM).

Contact: CEO E. Schoeneburg, Tel (+852) 3102 2800; e-mail es@artificial-life.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Artificial Life, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the "Risk Factors" described in the Company's Annual Report or Forms 10-K, 10-K(SB) or 10-Q(SB) for the recent fiscal years. All information set forth in this press release is as of March 18, 2004 and Artificial Life, Inc. undertakes no duty to update this information unless required by law.

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